Exhibit 10.14

Avnet Restoration Plan

2013 Restatement

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Article 1
Introduction

About the Plan

(a)
Avnet, Inc., a New York corporation, established the Avnet Restoration Plan effective January 1, 2012, to restore certain retirement benefits that cannot be provided under the Avnet Pension Plan, by reason of the limits required by Sections 401(a)(17) and 415 of the Code.

(b)
The Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees. The Plan shall not be subject to the participation and vesting, funding, or fiduciary requirements (Parts 2, 3, and 4 of Title I) of ERISA.

(c)
Benefits due under the Plan shall be payable from the general assets of the Company or, in the sole discretion of the Plan Committee, from the assets of the Employer or a Trust. All benefits under the Plan are subject to the claims of the Company's general creditors in the event of the Company's bankruptcy or insolvency.

Effective Date
Except as otherwise expressly provided, the Plan is effective as of January 1, 2012.

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Article 2
Definitions

Definitions
For purposes of the Plan, unless the context clearly or necessarily indicates the contrary, the following words and phrases shall have the meaning set forth in the definitions below. Capitalized terms that are not defined herein shall have the same meaning as under the Avnet Pension Plan.

(a)
“Affiliate” means the Company and any other entity that is, or would be, aggregated and treated as a single employer with the Company under Section 414(b) or (c) of the Code; provided, however, that an ownership threshold of at least 50% shall be used hereunder instead of the 80% minimum ownership threshold that would otherwise apply under such sections of the Code.

(b)	“Avnet Pension Plan” means the Avnet Pension Plan, as in effect and amended from time to time.

(c)
“Beneficiary” means the Participant's beneficiary under the Avnet Pension Plan; provided, however, that if the Participant has a vested benefit under the SERP, his Beneficiary under this Plan shall be his beneficiary under the SERP.

(d)	“Board” means the Board of Directors of the Company.

(e)
“Cause” means, for a Participant, the Participant's gross misconduct; breach of any material term of any employment agreement with the Company or an Affiliate; material violation of the Company's or an Affiliate's code of conduct; willful breach, habitual neglect or wanton disregard of his duties; or conviction of any criminal act.

(f)	“Change of Control” means the occurrence of any of the following events, provided that such event constitutes a change in ownership or control under Section 409A of the Code:

(1)
The acquisition by any individual, entity or group (within the meaning of Treas. Reg. § 1.409A-3(i)(5)(v)(B)) of stock of the Company that, together with all other stock held by such individual, entity or group, constitutes more than 50% of either: (A) the then-outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally on the election of members of the Board; provided, however, that the following transactions shall not constitute a Change of Control under this paragraph (1): (x) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (y) any acquisition by the Company, and (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate;

(2)
The individuals who constitute the Board are replaced during any 12-month period by new Board members whose appointment or nomination was not endorsed by a majority of the individuals who were members of the Board immediately before such 12-month period; or

(3)	The sale or other disposition of substantially all of the assets of the Company.

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)	“Company” means Avnet, Inc., a New York corporation, and any successor thereto.

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(i)
“Eligible Employee” means an individual who (1) is an “eligible employee” under the Avnet Pension Plan and (2) is part of a select group of management and highly compensated employees who are designated by the Plan Committee as eligible to accrue benefits under the Plan.

(j)	“Employer” means the Company and any Affiliate that has adopted the Avnet Pension Plan.

(k)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)	“Interest Credit” means the interest credited to a Participant's Restoration Account for a Plan Year, as described in Section 4.01(b).

(m)
“Interest Crediting Rate” means, for any Plan Year, the annual interest crediting percentage for such Plan Year for Post-2010 Balances under the Avnet Pension Plan. (As of January 1, 2012, the Interest Crediting Rate is 4% per year.)

(n)	“Participant” means an individual who has commenced, and not ceased, participation in the Plan in accordance with Section 3.01.

(o)
“Payment Date” means, for a Participant, the date as of which the Participant's benefit under the Plan is scheduled to be paid, as prescribed by Section 4.02. For a Participant who is also a participant in the SERP, the Payment Date shall be the “payment calculation date” determined under the SERP.

(p)	“Plan” means this Avnet Restoration Plan, as set forth herein and amended from time to time.

(q)	“Plan Committee” means the committee responsible for administering the Plan, as described in Section 5.01.

(r)	“Plan Year” means the plan year under the Avnet Pension Plan.

(s)	“Qualified Plan Limits” means the limits on benefits that may accrue or be paid under a tax-qualified defined benefit plan pursuant to Section 401(a)(17) of the Code and Section 415 of the Code.

(t)
“Restoration Account” means, for each Participant, the book-entry account described in Section 4.01. The establishment of a Restoration Account shall not result in assets being set aside for the benefit of any individual. Immediately after the Participant's Payment Date, the balance of his Restoration Account shall be zero.

(u)	“Restoration Contribution Credit” means the amount contributed to a Participant's Restoration Account each Plan Year as described in Section 4.01(a).

(v)
“Separation from Service” means the date of an individual's “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) with the Employer and its Affiliates, as determined by the Company in accordance with Treas. Reg. § 1.409A-1(h)(1). For purposes of the Plan:

(1)	An individual who is on a leave of absence (with the expectation that he will return) and does not have a statutory or contractual right to reemployment shall be deemed to have had

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a Separation from Service on the first date that is more than six months after the commencement of such leave of absence. However, if the leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of six months or more, and such impairment causes the individual to be unable to perform the duties of his position of employment or any substantially similar position of employment, the preceding sentence shall be deemed to refer to a 29-month period rather than to a six-month period; and

(2)
A sale of assets to an unrelated buyer that results in an individual working for the buyer or one of its affiliates shall constitute a Separation from Service for such individual unless the Company, with the buyer's written consent, provides otherwise in writing before the closing of such sale.

(w)	“SERP” means the Avnet Supplemental Executive Officers' Retirement Plan, as in effect and amended from time to time.

(x)
“Trust” means a grantor trust established pursuant to a trust agreement or other written instrument that (a) states that the assets of such trust are subject to claims of creditors of the Company in the event of its bankruptcy or insolvency, (b) states that such trust shall be irrevocable until all claims for benefits under the plans, programs, agreements, and other arrangements covered by such trust have been satisfied, and (c) complies with the applicable provisions of Section 409A of the Code.

Rules of Construction

(a)
Gender and Number. Words used in the masculine gender shall be deemed to refer to females as well as males. Unless otherwise expressly provided, words used in the singular form shall include the plural form, where appropriate, and vice versa.

(b)	Include. The words “include” and “including” shall mean including, but not limited to.

(c)
Statutes and Regulations. Each reference to a statute or regulation or to a statutory or regulatory provision shall refer to that provision (or to a successor provision of similar import) as currently in effect, as amended, or as reenacted, and to any regulations and other formal guidance of general applicability issued thereunder.

(d)
Laws. Each reference to a law shall include any statute, regulation, rule, court case, or other requirement established by an exchange or a governmental authority or agency, and applicable law shall include any tax law that imposes requirements in order to avoid adverse tax consequences.

(e)	Headings. Headings at the beginning of articles and sections hereof are for convenience of reference, shall not be considered a part of the text of the Plan, and shall not influence its construction.

(f)
Context. The provisions of the Plan shall be construed as a whole in such manner as to carry out the provisions and purpose thereof, and shall not be construed separately without relation to the context.

(g)	Timing of Payments.

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(1)
The phrase “as soon as practicable after” or any similar phrase shall mean the earliest administratively practicable date after the relevant date or event; provided that, in accordance with Treas. Reg. § 1.409A-3(b), such date shall be no later than the later of (i) the last day of the calendar year in which the relevant date or event occurs or (ii) the 90th day following the occurrence of the relevant date or event.

(2)
To the extent that any payment under the Plan may be made within a specified number of days, or as soon as practicable, on or after any date or the occurrence of any date or event, the date of payment shall be determined by the Company or the Plan Committee in its sole discretion, and not by any Participant, Beneficiary, or other individual.

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Article 3
Eligibility, Participation, and Vesting

Eligibility and Participation

(a)	Eligibility to participate in the Plan shall be limited to a select group of management and highly compensated employees who are identified and classified by the Plan Committee as Eligible Employees.

(b)
An individual who is designated as an Eligible Employee shall enter the Plan as of the date determined by the Plan Committee; provided that such date shall be no earlier than the later of (1) January 1, 2012, or (2) the Participant's most-recent entry date under the Avnet Pension Plan. The entry date for each Participant shall be as reflected in the Plan's records, unless the Plan Committee or the Board determines that such records reflect an administrative error.

(c)
If a Participant is entitled to benefits under both this Plan and the SERP, his benefit under the SERP (whether a retirement benefit, disability benefit, or death benefit) shall be offset by his benefit under this Plan. Such offset shall be determined in accordance with the terms of the SERP.

(d)
An individual who becomes a Participant shall continue to be a Participant until all benefits payable under the Plan to him and his Beneficiaries have been paid in full. If a Participant's Separation from Service occurs before his benefit under the Plan has become vested, he shall cease to be a Participant upon such Separation from Service.

Vesting

(a)	No benefit shall be payable under the Plan unless it has become vested under this Section 3.02 or Section 7.02 (relating to termination of the Plan).

(b)
Except as provided in subsection (c), below, or Section 7.02 (relating to termination of the Plan), a Participant shall be vested in his benefit under the Plan only if his Retirement Income under the Avnet Pension Plan is vested. If the Participant is not vested at the time of his Separation from Service, his Restoration Account shall be forfeited.

(c)	If a Participant's employment with the Company and Affiliates is terminated involuntarily and without Cause within two years after a Change of Control, his benefit under the Plan shall be vested.

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Article 4
Amount and Payment of Benefits

Amount of Benefits
A Participant's benefit under the Plan is expressed as the balance of his Restoration Account. Such balance shall equal the sum of the Participant's accumulated Restoration Contribution Credits and Interest Credits, as described in this Section 4.01.

(a)
Restoration Contribution Credits. A Restoration Contribution Credit shall be added to each Eligible Employee's Restoration Account for each Plan Year in which the Eligible Employee is both an Eligible Employee and a Participant in the Plan. Such Restoration Contribution Credit shall be added as of the same time as the Contribution Credit for such Plan Year is added to the Eligible Employee's Cash Balance Account under the Avnet Pension Plan, and shall be equal to the excess, if any, of--

(1)	The Contribution Credit that would be added to the Eligible Employee's Cash Balance Account under the Avnet Pension Plan for such Plan Year if not for the Qualified Plan Limits, less

(2)	The actual Contribution Credit added to the Eligible Employee's Cash Balance Account under the Avnet Pension Plan for such Plan Year.

(b)	Interest Credits.

(1)
For each Plan Year that ends before a Participant's Payment Date, an Interest Credit shall be added to his Restoration Account as of the last day of such Plan Year. Such Interest Credit shall be equal to the Interest Crediting Rate for such Plan Year times the balance of the Participant's Restoration Account as of the first day of such Plan Year.

(2)
For the Plan Year in which the Participant's Payment Date occurs, an Interest Credit shall be added to his Restoration Account immediately before his Payment Date. Such Interest Credit shall be equal to the amount described in paragraph (1), above, multiplied by a fraction, the numerator of which is the number of full calendar months elapsed during such Plan Year before the Participant's Payment Date and the denominator of which is 12.

Form and Time of Payment
A Participant's vested benefit under the Plan (if any) shall be paid as follows:

(a)	Except as required by subsection (b), below (relating to participants in the SERP), such Participant's vested benefit shall be paid in a lump sum on the later of--

(1)	The first business day of the seventh calendar month that begins after the Participant's Separation from Service, or

(2)	The first business day of the first calendar month that starts after the Participant's 55th birthday.

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(b)
If the Participant is also a participant in the SERP, his vested benefit under the Plan shall be paid at the time and in the form prescribed by the SERP. Except as otherwise provided by the SERP in the case of disability (and subject to Section 4.04 (Death Benefits)), such vested benefit shall be paid as follows:

(1)
The balance of the Participant's Restoration Account shall be converted to an actuarially equivalent series of 120 equal monthly installments, payable over 10 years, commencing as of the Participant's “payment calculation date” under the SERP. The amount of such monthly installments shall be calculated using the “present value interest factor” prescribed by the SERP as of the “payment calculation date” under the SERP.

(2)
The Participant shall receive 24 monthly payments, each equal to the monthly amount calculated under paragraph (1), above, commencing at the time prescribed by the SERP. The six-month delay rule required by Section 409A of the Code shall be administered in the same manner as prescribed by the SERP: each monthly installment that is required to be delayed shall be paid at the time prescribed by the SERP, with interest to the extent prescribed by the SERP.

(3)
On the date prescribed by the SERP, the present value of the remaining 96 payments shall be paid in a lump sum. Such present value shall be calculated in the manner prescribed by the SERP, using the same interest factor as is used for the calculation described in paragraph (1), above. (To the extent that the SERP requires payment in the form of 120 monthly installments, the benefit under this Plan shall also be paid in 120 monthly installments, and each installment shall be equal to the amount required by paragraph (1), above.)

Rehired Employees
The time of payment of benefits to any Participant who has had a Separation from Service shall not be affected in any way by a subsequent rehire. For example, if a Participant has a bona fide Separation from Service and is subsequently rehired, the vested benefit (if any) that accrued before such rehire shall be paid at the time and in the form prescribed by Section 4.02, above, without regard to the Participant's rehire.
Death Benefits

(a)
If a Participant dies before his Payment Date, the only benefit payable under the Plan shall be a lump-sum payment to the Participant's Beneficiary. Such payment shall be equal to the vested balance, if any, of the Participant's Restoration Account and, subject to subsection (b), below, shall be made within 90 days after the Participant's death.

(b)
If a Participant is also a participant in the SERP, and such Participant dies after his Separation from Service and before the last payment required by Section 4.02(b) is made, the payments required by Section 4.02(b) (or, if such payments have already started, any remaining payments) shall be paid to his Beneficiary at the time and in the form prescribed by the SERP.

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Article 5
Plan Administration

Plan Administrator
The Plan shall be administered by the Plan Committee, which shall be the Committee that is responsible for administering the Avnet Pension Plan (as prescribed by the Avnet Pension Plan) or its designee.
Authority, Powers, and Responsibilities of Plan Committee

(a)
The Plan Committee shall have the same authority, powers, and responsibilities with respect to the Plan as the Committee responsible for administering the Avnet Pension Plan has with respect to the Avnet Pension Plan; provided, however, that obligations imposed by Parts 2, 3, and 4 of Title I of ERISA (including ERISA's fiduciary responsibilities) shall not apply with respect to the Plan. For the avoidance of doubt, such authority, powers, and responsibility include the power to construe and interpret the terms and provisions of the Plan and to remedy or correct any ambiguities, omissions, or inconsistencies contained therein. Any interpretation of the Plan and any decision on any matter within the discretion of the Plan Committee that is made by the Plan Committee in good faith shall be binding on all persons.

(b)
Any question with regard to the Plan Committee's authority, power, or responsibilities shall be resolved in a manner consistent with the provisions of the Avnet Pension Plan that set forth the authority and responsibilities of the Committee responsible for administering the Avnet Pension Plan (subject to this Plan's exemption from the requirements of Parts 2, 3, and 4 of Title I of ERISA). Such provisions are incorporated into the Plan by reference.

(c)
The Company and Affiliates shall indemnify the Plan Committee against any and all liabilities, settlements, judgments, losses, costs, and expenses (including reasonable legal fees and expenses) of whatever kind and nature that may be imposed on, incurred by, or asserted against the Plan Committee by reason of the performance or nonperformance of the Plan administration function if such action or inaction did not constitute gross negligence or willful misconduct. The foregoing right of indemnification shall be in addition to other rights of the Plan Committee by law or by reason of insurance coverage of any kind, but shall not provide for duplication. The Company may, at its own expense, settle any claim asserted or proceeding brought against the Plan Committee or any of its members when the Company determines that settlement appears to be in the best interests of the Company.

Claims, Appeals, and Litigation

(a)	Claims and Appeals Procedures.
Claims and appeals related to participation or benefits under the Plan shall be filed and resolved in accordance with the procedures that apply for claims and appeals under the Avnet Pension Plan. Such procedures are referred to herein collectively as the “claims procedure.”

(b)	Litigation.

(1)
No Applicable Claim (as defined in subsection (2), below) may be filed in any court or in any other forum until the claimant has exhausted the claims procedure referenced in Section 5.03(a). Any Applicable Claim shall be filed in a court described in subsection (3),

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below, within the Applicable Limitations Period prescribed by subsections (4) and (5), below. No Applicable Claim may be filed after such Applicable Limitations Period.

(2)	An “Applicable Claim” is:

(A)	A claim or action to recover benefits allegedly due under the provisions of the Plan or by reason of any law;

(B)	A claim or action to clarify rights to future benefits under the terms of the Plan;

(C)	A claim or action to enforce rights under the Plan; or

(D)
Any other claim or action brought by a person who is, seeks to be, or is a successor to a current or former (I) employee (within the meaning of Section 3(6) of ERISA) of an Employer or an Affiliate, (II) participant (within the meaning of Section 3(7) of ERISA), or (III) beneficiary (within the meaning of Section 3(8) of ERISA) that-

(i)	Relates to the Plan; and

(ii)
Seeks a remedy, ruling, or judgment of any kind against an Employer, the Plan Committee, the Plan, the trustee, or any other individual or entity involved with administering or providing services to the Plan.

(3)	A court described in this subsection (3) shall be one of the following courts:

(A)	The United States District Court for the district in which the Plan is principally administered;

(B)	In the case of an action brought by an individual plaintiff, the United States District Court for the district in which such plaintiff resides; or

(C)
In the case of an action brought by more than one plaintiff, the United States District Court for the district in which the largest number of plaintiffs (or in the case of a putative class action, the United States District Court for the district in which the largest number of putative class members) resides or is reasonably believed to reside.

If any Applicable Claim is filed in a court other than a court described in this subsection (3), the Plan, any Plan affiliates, and all alleged Plan Participants and Beneficiaries shall take all necessary steps to have the action removed to, transferred to, or refiled in a court described in this subsection (3).

(4)	The “Applicable Limitations Period” for any Applicable Claim shall begin on the following date (the “Limitations Start Date”):

(A)
In the case of an Applicable Claim to recover benefits allegedly due to the claimant from the Plan or to clarify the claimant's rights to future benefits from the Plan, the earliest of (i) the date the first benefit payment was actually made, (ii) the date the first benefit payment was allegedly due, or (iii) the date an Employer, the Plan

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Committee, or the Plan first repudiated the alleged obligation to provide such benefits. A repudiation described in clause (iii) may be made in the form of a direct communication to the Participant or claimant (e.g., denial of a claim under the administrative review referenced in Section 5.03(a)) or a more general oral or written communication related to benefits payable under the Plan (for example, summary of the Plan or provisions thereof, a benefit statement, or an agreement or offer letter); or

(B)
In the case of any other Applicable Claim, the earliest date on which the claimant knew or should have known of the material facts on which such claim or action is based, regardless of whether the claimant was aware of the legal theory underlying the Applicable Claim.

(5)	The Applicable Limitations Period for any Applicable Claim shall end on the second anniversary of the Limitations Start Date for such Applicable Claim; provided, however, that-

(A)
If a request for administrative review pursuant to Section 5.03(a) is pending when the Applicable Limitations Period expires, the deadline for filing such Applicable Claim shall be extended to the date that is 60 calendar days after the final denial (including a deemed denial) of such claim on administrative review; and

(B)
If paragraph (4)(B), above, applies, the Applicable Limitations Period shall end no later than six years after (i) the date of the last action on which such claim or action is based or (ii) in the case of an omission, the latest date on which such omission could have been cured, without regard to whether the claimant knew or should have known the material facts on which the claim or action is based.

(6)
The Applicable Limitations Period described in this Section 5.03(b) replaces and supersedes any limitations period that otherwise might be deemed applicable under state or federal law in the absence of this Section 5.03(b). A claim or action filed after the expiration of the Applicable Limitations Period shall be deemed time-barred; provided, however, that the Plan Committee shall have discretion to extend the Applicable Limitations Period upon a showing of exceptional circumstances that, in the opinion of the Plan Committee, provide good cause for an extension. The exercise of this discretion is committed solely to the Plan Committee, and is not subject to review.

(7)	In the event of any Applicable Claim brought by or on behalf of two or more claimants, the requirements of this Section 5.03(b) shall apply separately with respect to each claimant.

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Article 6
Payment Rules

Funding and Obligation to Pay

(a)
All benefits under the Plan shall be paid by the Company; provided that the Company may cause benefits to be paid by an Employer or a Trust. If a Participant also participates in the SERP and the offset required by the SERP for benefits payable under this Plan results in the net benefit payable under the SERP being less than the proceeds of any insurance policy under the SERP that are payable to the Participant or his beneficiary, the excess of such insurance proceeds over the net benefit payable under the SERP shall be applied toward payment of the Participant's benefit (or, if applicable, the death benefit payable on behalf of the Participant) under this Plan.

(b)
In the event that a Change of Control occurs or is imminent, the Company shall contribute, or cause to be contributed, to a Trust, cash, marketable securities, or insurance policies in an amount equal to the sum of the balances of all Restoration Accounts under the Plan as of the date of the Change of Control (whether or not vested).

No Assignment or Alienation

(a)	Except as provided in this Section 6.02(a), no benefit payable under this Plan shall be assigned or alienated.

(1)
Benefits may be assigned pursuant to a domestic relations order that the Plan Committee determines satisfies the qualification requirements of Section 414(p) of the Code; provided, however, that unless the Plan Committee determines otherwise, a domestic relations order shall be qualified only if (i) a qualified domestic relations order also applies to the applicable Participant's benefit under the Avnet Pension Plan, and (ii) the domestic relations order for this Plan is consistent with the corresponding qualified domestic relations order for the Avnet Pension Plan.

(2)
The Company and each Employer may reduce benefits under the Plan to the extent that they determine is necessary or appropriate to recover a debt owed by the Participant or Beneficiary to the Company or an Affiliate, or to remedy any injury caused by the Participant or Beneficiary to the Company or an Affiliate. Any offset shall be applied in accordance with the applicable requirements of Section 409A of the Code.

(b)
A Beneficiary who is entitled to receive a benefit under the Plan may disclaim his right to such benefit by filing a disclaimer that satisfies the requirements to be a “qualified disclaimer” under Section 2518 of the Code no later than nine months after the death of the Participant. If the Plan Committee receives a qualified disclaimer (as defined in Section 2518 of the Code) from any Beneficiary, the Participant's Beneficiary under the Plan shall be determined as if the disclaiming Beneficiary had predeceased the Participant.

Withholding
All amounts payable under this Plan are subject to withholding for all federal, state, and local taxes, and all other amounts relating to tax or other payroll deductions, as the Company may reasonably determine should be withheld. Regardless of the amount withheld, the Participant shall be solely responsible for

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paying all required taxes (other than the employer's share of employment taxes) on all payments and other compensation (including imputed compensation) and benefits provided under this Plan.
Payment Satisfies Claims
Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall be, to the extent thereof, in full satisfaction of all claims against the Plan Committee, the Company, the Employer, and the Affiliates (including, in each case, claims unrelated to this Plan). As a condition precedent to any payment, the Plan Committee may require the recipient to execute a receipt and release to such effect.
Payment to Minors and Incompetents
If any person is a minor or unable to care for his affairs because of illness or accident, unless a duly qualified guardian or other legal representative has been appointed, any payment due under the Plan to that person may be paid, for the benefit of such person, to his spouse, parent, brother, sister, or other person deemed by the Plan Committee to have incurred expenses for such person. Such payment, to the extent thereof, shall discharge all liability for such payment under the Plan.
Doubt as to Identity or Whereabouts

(a)
If, after reasonable efforts, the Plan Committee is unable to determine the whereabouts of any person entitled to payment hereunder, the required payment to such person shall be deemed made at the Payment Date, and the Plan Committee shall take (or cause to be taken) all steps that it determines to be reasonably appropriate to avoid a violation of Section 409A of the Code (e.g., withholding income taxes at the time of each deemed payment, and depositing the amount withheld with the Internal Revenue Service). For purposes of the preceding sentence, notice by registered mail sent to such person's most recent address (as reflected in the Plan records) shall be deemed to constitute reasonable efforts to locate such person. Subject to the requirements of Section 409A of the Code, if such person subsequently makes a proper claim to the Company for such sum, the Company may in its discretion pay to such person the net amount (after withholding) of the deemed payment described in this Section 6.06.

(b)
If a payment is made to a Participant or Beneficiary as provided under the Plan, the payment is not returned as being undeliverable, and the check on which the payment is made is not presented for payment before the check expires, then the amount of the check may be forfeited. However, if such Participant or Beneficiary subsequently makes a proper claim for the amount of the uncashed benefit check, the Company may in its discretion issue a replacement check (net of withholding).

Discretion to Accelerate Payment
The Plan Committee shall have discretion to accelerate payments of benefits under the Plan to the extent (and only to the extent) permitted by Treas. Reg. § 1.409A-3(j)(4).

Overpayments
If any overpayment of benefits is made under the Plan, the recipient of the overpayment shall be required to return the overpaid amount plus reasonable interest. To the extent that the Company is unable to recover the overpayment, any future benefit payments shall be reduced until the overpayment and reasonable interest are recovered; provided that any offset shall be applied in accordance with the applicable requirements of Section 409A of the Code. The foregoing remedy is not intended to be exclusive.

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Article 7
Amendment and Termination

Amendment and Termination

(a)
The Company may amend, modify, suspend, or terminate the Plan in whole or in part by resolution of the Board. Any such resolution may designate authority to the Plan Committee or an officer of the Company to adopt amendments that are consistent with the Board's resolution. Except to the extent required by law or to effectuate the intent that this Plan not provide benefits other than as required to restore amounts that cannot accrue under the Avnet Pension Plan by reason of the Qualified Plan Limits, no amendment, modification, suspension, or termination shall have any retroactive effect to reduce the balance of a Participant's Restoration Account.

(b)
The Plan Committee is authorized to adopt any amendment that it determines is necessary or appropriate to comply with an applicable law or to improve administration of the Plan; provided that no such amendment shall cause a material increase in the Company's cost of providing benefits under the Plan.

Vesting and Payment Upon Termination
If the Plan is terminated, the Plan benefit of each Participant who is employed by the Company or an Affiliate on the termination date shall be fully vested. The Plan Committee shall have discretion to liquidate all remaining benefits in accordance with the applicable provisions of Treas. Reg. § 1.409A-3(j)(4)(ix).

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Article 8
Miscellaneous

Plan Not a Contract of Employment
The Plan does not constitute a contract of employment and participation in the Plan does not give any Participant the right to be retained in the employ of, or in a particular position with, an Employer or Affiliate or a right or claim to any benefit under the Plan, except to the extent such right or claim has accrued and is nonforfeitable under the terms of the Plan.
Governing Law
This Plan shall be construed, governed, and administered in accordance with the laws of the State of Arizona, without regard to its conflict of law provisions and except to the extent that its laws are preempted by the laws of the United States of America.
Section 409A of the Internal Revenue Code

(a)
Intent to Comply With Section 409A. This Plan shall be construed and interpreted consistent with the intent to comply with the requirements of Section 409A of the Code such that there are no adverse tax consequences, interest, or penalties as a result of any amount paid or payable under this Plan. Any ambiguity or inconsistency in the provisions of this Plan shall be resolved consistent with such intent.

(b)
No Liability. The Company makes no representation or warranty regarding the Plan's compliance with the requirements of Section 409A of the Code, either in form or in operation. None of the Company, its Affiliates, or any of its representatives, agents, or advisers shall be responsible for any tax imposed on any individual under Section 409A of the Code or any other tax law in connection with benefits accrued or payable under the Plan.

Severability
If any provision of this Plan is held to be invalid or unenforceable by a court of competent jurisdiction, such holding shall not impact the validity or enforceability of the remaining provisions of the Plan; provided, however, that if the Plan's status as an unfunded plan maintained for a select group of management or highly compensated employees is invalidated, the entire Plan shall be invalidated.
Successors
The terms and conditions of the Plan and any Trust shall be binding on the Employers and their successors and assigns.
Complete Statement of Plan
This instrument contains a document is a complete statement of the terms of the Plan and may be modified, suspended, revoked, or terminated only as provided in Article 7. An individual's right to any benefit under the Plan shall be determined in accordance with the terms of this instrument, as amended (and not any other document, arrangement, or understanding); provided, however, that this instrument shall be applied and interpreted without regard to any scrivener's error (as described in the next following sentence) in this instrument or any other document of the Plan. The determination of whether a scrivener's error has occurred shall be made by the General Counsel of the Company in the exercise of his best judgment and sole discretion, based on his understanding of the intent of the Company as the settlor of the Plan, and taking into account such evidence, written or oral, as he deems appropriate or helpful. The

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General Counsel of the Company is authorized to correct any scrivener's error that he discovers in this instrument or in any other document of the Plan. No person other than the Board, the Plan Committee, or a person to whom the Plan Committee has delegated interpretive authority shall have any authority to interpret this instrument or any other document of the Plan.
Privilege
The Company, Board, and Plan Committee may engage attorneys, accountants, actuaries, consultants, and other service providers to advise them on issues related to the Plan and their responsibilities hereunder. When they do so, the adviser's client is the Company, Board, or Plan Committee, as applicable, and not any Eligible Employee, Participant, or Beneficiary. The Company, Board, and Plan Committee shall be entitled to preserve the attorney-client privilege and any other privilege accorded to communications with a service provider, and all other rights to maintain confidentiality, to the full extent permitted by law. No Eligible Employee, Participant, or Beneficiary shall be permitted to review any communication between the Company, Board, or Plan Committee (including any of their representatives, agents or delegates) and any of their attorneys or other service providers with respect to whom a privilege applies, unless mandated by a court order.

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2013 Restatement	Page 16